                              ARTICLES OF AMENDMENT

                          TO ARTICLES OF INCORPORATION

                                       OF

                      COMPETITIVE COMPANIES HOLDINGS, INC.,
                              a Nevada corporation

To the Secretary of State
State of Nevada

        Pursuant to the provisions of Chapter 78, Nevada Revised Statutes, the constituent domestic corporations herein named do hereby submit the following
Articles of Amendment to Articles of Incorporation.

        1. An Amendment has been adopted by the Board of Directors of Competitive
Companies Holdings, Inc., a Nevada corporation, to change the corporations name to: COMPETITIVE COMPANIES, INC.

        2. The Amendment was approved by the unanimous written consent of the stockholders of Competitive Companies Holdings, Inc. pursuant to the provisions of Chapter 78, Nevada Revised Statutes.

                (i) The designation and the number of votes entitled to be cast by each class entitled to vote on the said Amendment are as follows:

                        (a) Designation of class: Common Stock

                        (b) Number of votes of class entitled to be cast: 1

                (ii) The total number of undisputed votes cast for the merger herein provided for by each class entitled to vote on the said Amendment is as follows:

                        (a) Designation of class: Common Stock

                        (b) Number of undisputed votes of class cast for Amendment: 1

                (iii) The said number of votes cast for the said Amendment was sufficient for the approval thereof by the said class.

                                       1

         Signed on December 27, 2001

                                     Competitive Companies Holdings, Inc.

         /s/ Larry Halstead          Larry Halstead, President

         /s/ Larry Halstead          Larry Halstead, Secretary